OLD NATIONAL BANCORP

NYSE: ONB

NEWS RELEASE
SUBJECT:	OLD NATIONAL BANCORP'S BOARD OF DIRECTORS ADOPTS MAJORITY VOTE STANDARD FOR DIRECTOR ELECTIONS -- WILL RECOMMEND ANNUAL ELECTION OF BOARD MEMBERS
DATE:	July 31, 2006

For Further Information Call:	Kathy A. Schoettlin VP -- Director of Public Relations (812) 465-7269

Evansville, IN, July 31 -- Old National Bancorp (NYSE: ONB) today announced that its board of directors unanimously approved measures to further enhance its corporate governance guidelines by implementing a Majority Vote Standard for Director Elections and removing the staggered terms of Old National Bancorp's directors.

Majority Vote Policy:

The policy guidelines state that any nominee for director in an uncontested election who receives a greater number of votes "withheld" from his or her election than votes "for" his or her election shall tender their resignation to the Chairman of the Corporate Governance and Nominating Committee. The Committee would then recommend to the board whether the resignation should be accepted. This policy will be in effect for Old National's 2007 Annual Meeting of Shareholders.

Annual Election of all Directors:

In addition to adopting a majority vote policy, the board of directors decided that at Old National Bancorp's 2007 Annual Meeting of Shareholders, it will propose, and recommend for approval, changes to Old National's Articles of Incorporation to remove the classification of Old National's board and instead provide for the annual election of directors.

"This board action demonstrates our unwavering commitment to maintaining sound and defined corporate governance practices," commented Larry Dunigan, Chairman of Old National Bancorp. "The most recent ISS Corporate Governance Quotient index rating validated our commitment to meeting the highest standards in corporate governance by placing Old National Bancorp's score at 97.5% out of 100."

With $8.3 billion in assets, Old National Bancorp is the largest financial services bank holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients in its primary footprint of Indiana, Illinois and Kentucky. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company's website at www.oldnational.com.